THIRD AMENDMENT
TO THE
COUNTRYWIDE FINANCIAL CORPORATION
ANNUAL INCENTIVE PLAN

WHEREAS, Countrywide Financial Corporation (the “Company”) desires to amend the Countrywide Financial Corporation Annual Incentive Plan (the “Plan”) to modify (i) the definitions of “Cause” and “Disability;” (ii) the time during which Target Awards and Performance Goals are set; and (iii) the discretion to reduce an Award;

NOW, THEREFORE, the Plan is amended to read as follows effective February 28, 2003:

1.   Section 2.4, "Cause," is eliminated in its entirety and a new Section 2.4 is hereby inserted in its place as follows:

        ““Cause” means a Participant’s material breach of his or her employment agreement with the Company (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied within a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) the Participant’s conviction by a court of competent jurisdiction of a felony or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Participant from office of the Company or its subsidiaries or permanently prohibiting the Participant from participating in the conduct of the affairs of the Company or any of its subsidiaries. If the charges of a felony resulting in such removal from office or temporary prohibition from participating in the conduct of the Company’s or any of its subsidiary’s affairs are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Participant, or if the conviction is overturned on appeal, then this definition of Cause is not satisfied.”

2.   Section 2.8, “Disability,” is eliminated in its entirety and a new Section 2.8 is hereby inserted in its place as follows:

      ““Disability”” means the event of Participant's qualifying for permanent disability benefits under the Company's Long Term Disability Plan (the "LTD Plan"), or if Participant does not participate in the LTD Plan, would have qualified for permanent disability had the Participant been a participant in the LTD Plan. The determination of Disability shall be made only after 30 days notice to Participant and only if Participant has not returned to performance of his duties during such 30-day period. In order to determine Disability, both the Company and the Participant shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of the Company's disinterested directors.”

3.   Subsection 2.12(ii) is deleted and a new Subsection 2.12(ii) is hereby inserted in its place to read as follows:

        “Return on Equity: Net Income of the Company or of a business unit divided by the average of the Company’s consolidated shareholder equity as of the end of each quarter within the Plan Year.

4.   Subsection 2.12(iii) is deleted and a new Subsection 2.12(iii) is hereby inserted in its place to read as follows:

        “Return on Assets: Net Income divided by the average of the Company’s or a business unit’s total or net assets as of the end of each quarter within the Plan Year.”

5.   Section 4.1, "Target Awards and Performance Goals," is hereby revised as follows:

         (a)   The first clause of this Section is deleted and a new first clause is hereby added to read, “Not later than ninety days after the commencement of a Plan Year,”

         (b)   A last clause is added to the last sentence of this Section 4.1 to read, “and may be set forth for the full term of a Participant's employment agreement between the Participant and the Company.”

6.   The second sentence in Section 4.2, “Determination and Payment of Awards,” is deleted and a new second sentence is hereby inserted in its place to read as follows:

        “The Compensation Committee may reduce the amount on an Award in the event there is a substantial distortion in EPS for the Plan Year in respect of which an Award is being paid resulting from an acquisition, a divestiture, or a change in accounting standards.”

7.   Sections 6 and 7 are hereby renumbered as Sections 7 and 8 and a new Section 6 is hereby inserted as follows:

        “Notwithstanding any provision in the Plan to the contrary, if the Company enters into an employment agreement with a Participant, then (i) such individual is deemed to be a participant in the Plan for the term of the employment agreement; (ii) the Target Awards, Performance Goals and weightings with respect to one or more Performance Criteria are as set forth in Appendix B of the employment agreement; and (iii) payment of Awards in the event of termination of employment in connection with a Change in Control is as defined and set forth in such Participant’s employment agreement. In each case described in the immediately preceding sentence, the terms of such Participant’s employment agreement shall control and any provision in the Plan to the contrary will have no force and effect.”

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed by its duly authorized officer as of this 1st day of May, 2003.

Countrywide Financial Corporation

By: /S/ Thomas H. Boone Thomas H. Boone Senior Managing Director Chief Administrative Officer

Attest:

      /S/ Gerard A. Healy
Gerard A. Healy
Assistant Secretary